Exhibit 99.1

AGREEMENT ON THE TRANSFER OF A CONTRIBUTION TO THE CHARTER FUND

«TOURISM AND ENTERTAINMENT GROUP» LLC

city of Tashkent	«5» October 2026

ARTIKXODJAYEV JAXONGIR ABIDOVICH (Artykkhodzhaev Zhakhongir Abidovich), citizen of the Republic of Uzbekistan, PINFL: 30201750210045, ID card series and number AE 7700000, issued on 20.01.2025 by IIV 26000 of the city of Tashkent, residential address: Tashkent city, Shaykhantakhur district, Zafarobod MSG, Yangi Jararik street, lane 9, house 4, participant of «TOURISM AND ENTERTAINMENT GROUP» LLC, hereinafter referred to as the «PARTICIPANT», on the one part, and

«TOURISM AND ENTERTAINMENT GROUP» LLC, represented by director Abduvakhitov R.A., acting on the basis of the Charter, hereinafter referred to as the «COMPANY», on the other part,

jointly referred to as the «PARTIES», and individually — as the «PARTY», have concluded this Agreement on the transfer of a contribution to the charter fund of «TOURISM AND ENTERTAINMENT GROUP» LLC (hereinafter — the «AGREEMENT») on the following:

1. SUBJECT OF THE AGREEMENT

1.1. In execution of the resolution of the general meeting of the participants of the COMPANY (Minutes No. 18 dated «5» October 2026), the PARTICIPANT transfers, and the COMPANY accepts as an additional contribution to the charter fund of the COMPANY, the ordinary shares of the foreign corporation StageWise Strategies Corp. (hereinafter — the «CORPORATION») belonging to the PARTICIPANT.

1.2. Information on the CORPORATION:

— full name: StageWise Strategies Corp.;

— jurisdiction: State of Nevada, United States of America;

— date of incorporation: 3 July 2023;

— entity identification number (NVID): NV20232837812;

— registration number (Business Number): E33265922023-1.

1.3. Information on the shares being transferred (hereinafter — the «SHARES»):

— quantity: 1 000 000 (one million);

— class: ordinary shares;

— nominal value: 0.001 US dollars per one share;

— CUSIP identifier: 85254A101; stock symbol (ticker): STWI;

— share of the SHARES in the charter capital of the CORPORATION: 19.824% of the total number of issued shares (5 044 334 shares).

1.4. The value of the SHARES being transferred amounts to 1 667 622 000 (one billion six hundred sixty-seven million six hundred twenty-two thousand) sum and has been determined by the resolution of the general meeting of the participants of the COMPANY specified in clause 1.1 of this AGREEMENT, proceeding from the value of one share in the amount of 1 667.622 sum determined in the valuation report of the independent appraiser «INTER BAHO SERVIS» LLC.

1.5. The right of ownership of the PARTICIPANT to the SHARES is confirmed by the certified list of shareholders of the CORPORATION issued by the transfer agent VStock Transfer, LLC as at «5» October 2026.

1.6. As a result of making the additional contribution, the charter fund of the COMPANY is increased to 352 025 622 560.87 sum, and the share of the PARTICIPANT in the charter fund of the COMPANY will amount to 351 765 930 393.71 sum (99.9262292%).

2. PROCEDURE AND CONSEQUENCES OF THE TRANSFER OF THE SHARES

2.1. The transfer of the SHARES shall be formalised by an act of acceptance and transfer of shares signed by the PARTIES.

2.2. The PARTICIPANT undertakes to perform all actions necessary for formalising the transfer of the right of ownership to the SHARES to the COMPANY under the legislation of the United States of America.

2.3. The right of ownership to the SHARES shall pass to the COMPANY from the moment of entry of the corresponding record of the new owner of the SHARES in the register of shareholders of the CORPORATION in the USA.

2.4. The PARTICIPANT warrants that, at the moment of signing of this AGREEMENT, the SHARES belong to it by right of ownership, are not pledged, sold, donated, transferred into trust management, are not under arrest (in dispute, under prohibition) and are free from any rights of third parties.

2.5. The COMPANY accepts the SHARES with all the rights and obligations of a shareholder of the CORPORATION certified by them.

2.6. Deadline for the transfer of the SHARES: not later than «5» October 2026.

2.7. The introduction of amendments to the constituent documents of the COMPANY and their state registration shall be carried out after the execution of the act of acceptance and transfer of shares and the approval of the results of the increase of the charter fund by the general meeting of the participants of the COMPANY.

3. OBLIGATIONS OF THE PARTIES

3.1. The PARTICIPANT is obliged:

a) to transfer the SHARES in the procedure and within the periods established by this AGREEMENT;

b) to sign the act of acceptance and transfer of shares;

c) to perform the actions provided for by clause 2.2 of this AGREEMENT;

d)	to render assistance to the COMPANY by providing additional documents in the event that they are requested by the registering or another authorised body.

3.2. The COMPANY is obliged:

a) to accept the SHARES and to sign the act of acceptance and transfer of shares;

b) to ensure the state registration of the amendments to the constituent documents of the COMPANY.

4. LIABILITY OF THE PARTIES

4.1. In the event of a breach of the terms of this agreement, the parties shall bear liability in accordance with the legislation of the Republic of Uzbekistan.

5. ADDITIONAL CONDITIONS

5.1. The Agreement enters into force from the moment of its signing by the PARTIES.

5.2. In cases not provided for by the Agreement, the PARTIES shall be governed by the current legislation of the Republic of Uzbekistan.

5.3. Amendments to the terms of the Agreement, its termination or cancellation are possible only by agreement of the PARTIES executed in written form.

5.4. Upon completion of the re-registration and the fulfilment of all obligations under the Agreement, the PARTIES have no claims against each other.

5.5. The Agreement is drawn up in the Russian language in 2 (two) copies, one for each of the PARTIES.

6. LEGAL ADDRESSES, BANK DETAILS AND SIGNATURES OF THE PARTIES

PARTICIPANT ARTIKXODJAYEV JAXONGIR ABIDOVICH	COMPANY «TOURISM AND ENTERTAINMENT GROUP» LLC
Address: Tashkent city, Shaykhantakhur district,	Address: Tashkent city, Yashnabad district,
Zafarobod MSG, Yangi Jararik street, lane 9, house 4.	Maxtumquli street 64/2
PINFL: 30201750210045.	TIN: 310644633
ID card series AE No. 7700000, issued on 20.01.2025	OKED: 70220
by IIV 26000 of Tashkent city.	Settlement account: 20208000905674298001
Bank: at JSCB «Kapitalbank»
MFO: 01016
Director: Abduvakhitov R.A.

Signature ____________________	Signature ____________________

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